UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 13, 2008

SIELOX, INC.

 (Exact Name of Registrant as Specified in its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

0-29423	04-3351937
(Commission File Number)	(I.R.S. Employer Identification No.)

170 East Ninth Avenue
Runnemede, New Jersey 08078
(Address of Principal Executive Offices)

(856) 861-4579

 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement.

Effective as of August 16, 2008 (the “Effective Date”), Costar Video Systems, LLC (“Costar”), a wholly-owned subsidiary of Sielox, Inc. (the “Company”), entered into a Business Loan Agreement (Asset Based) (the “Loan Agreement”) with the Bank of Texas, N.A. (the “Lender”). The Loan Agreement provides Costar with an up to $4,000,000 revolving line of credit, due on August 16, 2009. On the Effective Date, Costar borrowed approximately $1,299,000 under the Loan Agreement. The Loan Agreement replaces a similar loan agreement that expired in August 2008.

The obligations under the Loan Agreement are guaranteed by the Company. In addition, the obligations under the Loan Agreement are secured by a lien on accounts receivable and inventory of Costar.

The interest rate pursuant to the Loan Agreement is subject to change from time to time based on changes in the BOKF National Prime Rate index, described as the rate of interest set by BOK Financial Corporation, which interest rate, as of the Effective Date, was 5.000%.

The Loan Agreement contains customary representations and warranties, events of default and covenants, including, among other things, covenants that restrict the ability of Costar to incur certain additional indebtedness. The Loan Agreement also contains financial covenants restricting Costar’s Minimum Debt Service Coverage Ratio and Minimum Debt/Tangible Net Worth Ratio.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement, which is filed as Exhibit 10.1 hereto, which agreement is incorporated herein by reference.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a)  Financial Statements of Businesses Acquired - None

(b)  Pro Forma Financial Information - None

(c)  Shell Company Transactions - None

(d)  Exhibits

Exhibit No.	Description

10.1	Business Loan Agreement (Asset Based), dated August 16, 2008, between Costar Video Systems, LLC and Bank of Texas, N.A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 19, 2008

SIELOX, INC.

By: /s/ MELVYN BRUNT

Name:  Melvyn Brunt

Title:  Chief Financial Officer